UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2010

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 12, 2010 (the “Effective Date”), Hansen Medical, Inc. (“Hansen” or the “Company”), Luna Innovations Incorporated (“Luna”) and its wholly-owned subsidiary, Luna Technologies, Inc. (collectively, “Luna”), and Intuitive Surgical, Inc. (“Intuitive”) entered into a series of transactions contemplated by the Confidential Settlement Agreement, dated December 11, 2009, by and between the Company and Luna (the “Settlement Agreement”). The material terms of these agreements are summarized below.

License Agreement between Hansen and Luna (the “Hansen Luna License”)

Under the Hansen Luna License, Luna granted Hansen a co-exclusive (with Intuitive), royalty-free, fully paid, perpetual and irrevocable license to Luna’s fiber optic shape sensing/localization technology within the medical robotics field. The license can only be sublicensed in connection with Hansen products, except that the Company can grant full sublicenses to third parties for single degree of freedom medical devices. Intuitive received a corresponding co-exclusive license within the medical robotics field from Luna under a separate license agreement between Intuitive and Luna. Under the Hansen Luna License, Luna also granted to the Company a royalty-free, fully paid, perpetual and irrevocable license to Luna’s fiber optic shape sensing/localization technology for non-robotic medical devices, which license is exclusive (and fully sublicenseable) within the orthopedics, vascular, and endoluminal fields and otherwise co-exclusive with Luna. The Company has the right along with Intuitive to enforce the intellectual property licensed by Luna within the medical robotics field, and the Company has the sole right to enforce such intellectual property for non-robotic devices in the orthopedics field, the vascular field and the endoluminal field.

The Hansen Luna License provides for the Company to grant to Luna a nonexclusive, sublicenseable, royalty-free, fully paid, perpetual and irrevocable license under certain Hansen fiber optic shape sensing/localization technology outside of the medical robotics field and outside the orthopedics, vascular and endoluminal fields. In this agreement, Luna confirmed the Company’s ownership of certain intellectual property developed in whole or in part by Luna under the parties’ prior development agreement as well as ownership of certain Hansen patents in the event it is determined that any Luna personnel are inventors with respect to such patents.

Cross License Agreement between Intuitive and Hansen

Under the Cross License Agreement between Intuitive and Hansen, the Company and Intuitive granted each other royalty-free, non-exclusive licenses within the medical robotics field to certain fiber optic shape sensing/localization technology owned or in-licensed by each party as of the effective date of the agreement or within the five-year period after the effective date of the agreement. The non-exclusive licenses can only be sublicensed in connection with each party’s respective products, except for the Company’s right to sublicense for single degree of freedom medical devices.

In addition, the Company and Intuitive granted each other royalty-free, co-exclusive licenses within the medical robotics field to certain fiber optic shape sensing/localization technology developed in whole or in part by Luna for each party. The co-exclusive licenses can only be sublicensed in connection with each party’s respective products, except that the Company may freely sublicense single degree of freedom medical devices. The Company has the right, along with Intuitive, to enforce the co-exclusively licensed intellectual property.

The term of this agreement is until the expiration of the last to expire patent licensed under the agreement, unless extended or shortened by mutual agreement.

Development and Supply Agreement Between Hansen and Luna

Under the Development and Supply Agreement, Luna will use its commercially reasonable best efforts to develop for the Company a localization and shape sensing solution for the Company’s medical robotics system in accordance with the agreed upon development plan and development milestones. The Company will pay Luna for Luna’s development work based on certain agreed upon rates and budgets. If Luna fails to meet its obligations to use commercially reasonable efforts under the agreement and to cure such failure, Luna will pay the Company liquidated damages of $10 million, plus the amount of development fees paid by the Company under the agreement.

Luna will manufacture and supply the Company with products developed under the agreement at certain agreed upon pricing. The agreement includes a discount for future purchases with an aggregate limit comparable to the amount of the $5,000,000 Secured Promissory Note issued by Luna, as described below. Under the agreement, the Company has certain obligations to obtain from Luna certain amounts of certain products it commercializes that contain fiber optic shape sensing/localization technology licensed from Luna. The agreement provides for manufacturing technology transfer from Luna to the Company or its designated manufacturer under certain conditions, including Luna’s inability to meet Hansen’s reasonable supply needs, to implement manufacturing operations for the developed products.

Hansen may terminate the Development and Supply Agreement if Luna files or institutes any bankruptcy, liquidation or receivership proceedings that are not dismissed within sixty days or if Luna makes an assignment for the benefit of creditors, if Luna breaches any of its material obligations and such breach is not cured within specified cure periods, or for any reason or no reason upon ninety days notice to Luna. Luna may terminate the Development and Supply Agreement if Hansen files or institutes any bankruptcy, liquidation or receivership proceedings that is not dismissed within sixty days or if Hansen makes an assignment for the benefit of creditors, or if Hansen breaches any of its material obligations and such breach remains uncured within specified cure periods.

Issuance of Luna Common Stock and Warrant to Purchase Common Stock of Luna

Pursuant to the Settlement Agreement, Luna agreed to deliver to the Company a certificate representing a number of shares of Luna Common Stock equal to 9.9 percent of the outstanding capital stock of Luna. On January 12, 2010, Luna issued to Hansen 1,247,330 shares of Luna common stock pursuant to the Settlement Agreement. Such shares have not been registered with the Securities and Exchange Commission. In addition, Luna issued to Hansen a warrant granting Hansen the right to purchase a number of shares of Luna common stock, at a purchase price of $0.01 per share, such that the total number of shares issuable under the warrant plus the 1,247,330 shares issued above equal 9.9% of Luna’s shares of common stock outstanding. The warrant contains a “net exercise” provision and is exercisable for three years after January 12, 2010. Neither the warrant nor the shares issuable upon exercise of the warrant have been registered with the Securities and Exchange Commission.

Secured Promissory Note, Security Agreement and Patent and Trademark Security Agreement

Luna issued to the Company a secured promissory note in the principal amount of $5,000,000. Payment of principal and interest will be made in 16 equal consecutive installments commencing April 13, 2010. Subsequent installments will be payable on the last business day of each July, October, January and April of each calendar year thereafter, with the last such payment to be due and payable on January 31, 2014. The outstanding principal amount under the note will accrue interest at 8.5 percent per annum, payable quarterly in arrears. Luna may prepay, in whole or in part, the outstanding amount of the note without premium or penalty. Any such partial prepayment must be in an aggregate principal amount of $50,000 or a greater amount that is an integral multiple of $5,000. Principal may also be reduced to the extent that Luna’s costs to Hansen under the Development and Supply Agreement (described above) exceed an agreed upon amount during any quarter.

Luna’s failure to pay any amount due under the note or its breach in any material respect of a material representation or warranty made in the note will constitute an event of default. In addition, the note contains other customary events of default. If an event of default should occur, the Company may declare due all amounts payable under the note. Interest on the note will accrue at a rate of 13.5 percent per annum during the period that a default continues.

To secure its obligations under promissory note, Luna granted to the Company a first-priority security interest in all of Luna’s rights, title and interest in, to and under all of its personal property, including its intellectual property. The agreements contain certain covenants that, among other restrictions, prevent Luna from (a) incurring additional liens on the covered property; (b) disposing of assets with value in excess of $250,000 individually or $500,000 in aggregate; and (c) merging with or into any other entity. An event of default under the Secured Promissory Note (described above) will constitute an event of default under the Security Agreement. The Company has agreed to subordinate its security interest in favor of a senior credit facility of up to $5,000,000, subject to certain terms and conditions.

Mutual Release

The Company and Luna entered into a Confidential Mutual Release (the “Release”), whereby each party released the other party from all claims that were made or could have been made in the civil action entitled Hansen Medical, Inc. v. Luna Innovations, Inc., Case No. 07-088551, Superior Court of California, County of Santa Clara (the “California Action”), including Hansen’s jury verdict. The parties also agreed to file a joint motion and agreed order to request that the California Action be dismissed with prejudice.

Pursuant to the Release, each party also released the other party from all claims that were made or could have been made in the bankruptcy case entitled In Re Luna Innovations, et al., Case No. 09-71811 (WFS), United States Bankruptcy Court for the Western District of Virginia, Roanoke Division.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: January 14, 2010	/s/ STEVEN M. VAN DICK
Steven M. Van Dick Chief Financial Officer